As filed with the Securities and Exchange Commission on May 29, 2015        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________________________

GRAFTECH INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Delaware	27-2496053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
(216) 676-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________________________________________________
GRAFTECH INTERNATIONAL HOLDINGS INC. SAVINGS PLAN
(Full title of the plan)
John D. Moran, Esq.
Vice President, General Counsel & Secretary
GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
(216) 676-2000

(Name, address, including zip code and telephone number,
including area code, of agent for service)
With a copy to:
M. Ridgway Barker, Esq.
Withers LLP
157 Church Street
New Haven, Connecticut 06502
(203) 789-1320
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.01 per share	1,000,000 shares	$5.04	$5,040,000	$585.65

(1)
The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average high and low trading prices of the common stock, as reported on the NYSE, on May 26, 2015.

EXPLANATORY NOTE
We are filing this registration statement on Form S-8 to register 1,000,000 additional shares of our common stock, par value $0.01 per share, that have been reserved by our Board of Directors to fund contributions to the GrafTech International Holdings Inc. Savings Plan (the “Savings Plan”). Such shares are contributed at pay dates for the applicable payroll periods, at fair market value on the date of contribution. The shares authorized under the Savings Plan, and certain other plans maintained by GrafTech International Ltd., were registered on Form S-8 (File No. 333-135388), filed with the Securities and Exchange Commission (the “Commission”) on June 28, 2006 which, following a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, was adopted by us pursuant to Rule 414 under the Securities Act of 1933 (the “Securities Act”) in Post-Effective Amendment No. 1 to that Registration Statement, filed with the Commission on November 30, 2010.
“We,” “us,” “our” or “the registrant” refers to GrafTech International Ltd., a Delaware corporation..
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

We will send or give the documents containing the information specified by Part I of this registration statement to participants in the Savings Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We make available copies of the documents incorporated by reference in Item 3 of this registration statement and the documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, without charge, upon written or oral request. Such requests should be directed to:
GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
Attention: Investor Relations Department
Telephone: (216) 676-2000

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act ”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports and proxy statements and other information relating to us can also be read and copied at the NYSE located at 11 Wall Street, New York, New York 10005, (212) 656-3000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:
(a)    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 2, 2015 (the “2014 Form 10-K”).
(b)    Amendment No. 1 to the 2014 Form 10-K on Form 10-K/A, filed with the Commission on April 30, 2015.
(c)    Our Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Commission on May 1, 2015
(d)    Our Current Reports on Form 8-K filed with the Commission on March 3, 2015, April 10, 2015, April 30, 2015, May 1, 2015, May 4, 2015 and May 18, 2015.
(e)    The description of our common stock contained in Amendment No 2 to the Registration Statement on Form S-4 (Registration No. 333-167446) filed with the Commission on November 8, 2010.
All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not applicable.
Item 6. Indemnification of Directors and Officers.

We maintain director’s and officer’s liability insurance policies which indemnify directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances. Directors and officers insured under the policies include directors and officers of our subsidiaries.
We have indemnification agreements with our directors and officers. Pursuant to these agreements, each director and officer will be, to the fullest extent permitted by law, entitled to advancement of expenses and to indemnification for all expenses, damages, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable therewith) resulting from any claim against such person arising from the fact that such person is or was a director or officer or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another entity or by reason of anything done or not done by such director or officer in any such capacity.

Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Amended and Restated Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:
• breaches of duty of loyalty to us and our stockholders;
• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• transactions from which improper personal benefit is derived; and
• unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.
This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, this provision may have no effect on claims arising under federal securities laws. This provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, this provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.
Our Amended and Restated By-Laws provide that we shall:
• indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, manager, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith; and
• pay the expenses incurred in defending such proceeding in advance of its final disposition,
• in each case, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent that the provisions of Delaware law so authorizing are broadened, as it may be amended).
Our Amended and Restated By-Laws further provide that:
• persons entitled to indemnification may bring suit against us to recover indemnification or payments claimed to be due thereunder;
• if the suit is successful, the expense of bringing the suit will be paid by us;
• while it is a defense to the suit that the claimant has not met the standards of conduct making indemnification or payment permissible under Delaware law, the burden of proving the defense will be on us; and
• that neither the failure of our Board to have made a determination that indemnification is proper nor its affirmative determination that indemnification is improper will be a defense to the suit or create a presumption that the claimant has not met such standards of conduct.

In addition, our Amended and Restated By-Laws provide that:
• the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise;
• we have the right to enter into indemnification contracts or otherwise arrange for indemnification of directors and officers that may be broader than the indemnification so provided; and
• we may maintain, at our expense, insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such directors and officers, against such expense, liability or loss under our Amended and Restated By-Laws or Delaware law.
In addition, the following information is incorporated by reference in this registration statement: Articles Tenth and Eleventh of our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1.0 to our Current Report on Form 8-K filed on November 30, 2010; and Article V of our Amended and Restated By-Laws filed as Exhibit 3.2.0 to 2014 Form 10-K. Article V of those By-Laws also covers directors and officers of our subsidiaries. The provisions of the documents included in the information incorporated by reference above or filed as described above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”).
Section 145 of the Law provides as follows:
(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
Section 102(b) (7) of the Law provides as follows:
“(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: … (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
(a)    The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Withers LLP regarding the validity of the securities registered hereunder.
23.1*	Consent of Withers LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof)
________________________________
*     Filed herewith.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with the Commission pursuant to Section 13(d) or 15(d) of the Exchange Act, that are incorporated in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Independence, State of Ohio, on the 29th day of May, 2015.
GRAFTECH INTERNATIONAL LTD.
By:__/s/ Joel L. Hawthorne_______________
Name:     Joel L. Hawthorne
Title:     Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints the Chief Executive Officer, the President, the General Counsel, the Secretary, the Assistant Secretary, the Chief Financial Officer, the Treasurer and the Assistant Treasurer, now or hereafter serving, of GrafTech International Ltd., and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or to obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Joel H. Hawthorne	Chief Executive Officer, President & Director (Principal Executive Officer)	May 29, 2015
Joel L. Hawthorne
/s/ Quinn J. Coburn	Interim Chief Financial Officer & Vice President (Principal Financial and Accounting Officer)	May 29, 2015
Quinn J. Coburn
/s/ Randy W. Carson	Director	May 29, 2015
Randy W. Carson
/s/ Thomas A. Danjczek	Director	May 29, 2015
Thomas A. Danjczek
/s/ Karen Finerman	Director	May 29, 2015
Karen Finerman
/s/ David R. Jardini	Director	May 29, 2015
David R. Jardini
/s/ Nathan Milikowsky	Director	May 29, 2015
Nathan Milikowsky
/s/ M. Catherine Morris	Director	May 29, 2015
M. Catherine Morris

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Withers LLP regarding the validity of the securities registered hereunder
23.1	Consent of Withers LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP